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                                                                   Exhibit 23.6



                                                   Pacific Growth Equities, Inc.
                                                   Four Maritime Plaza
                                                   San Francisco, CA 94118

         We hereby consent to the inclusion of our opinion letter dated December 8, 2000 to the board of directors of Eligix, Inc. as Annex D to this joint proxy statement/prospectus which forms part of the Amendment No. 2 to the Registration Statement on Form S-4 relating to the proposed merger of Eligix, Inc. with a subsidiary of BioTransplant and the references to such opinion in such joint proxy statement/prospectus under the headings "Summary--Opinion of Financial Advisors," "The Merger--Background of the Merger," "The Merger--Recommendation of the Board of Directors of Eligix; Eligix' Reasons for the Merger" and "The Merger--Opinion of Eligix' Financial Advisor." In giving such consent, we do not admit, and we hereby disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the terms "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                   Pacific Growth Equities, Inc.


                                                   /s/ George J. Milstein
                                                   ------------------------
                                                   George J. Milstein
                                                   Senior Managing Director
March 28, 2001